                   HMG WORLDWIDE CORPORATION AND SUBSIDIARIES
                                   EXHIBIT 11
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                  FOR THE THREE MONTHS ENDED MARCH 31, 2001
                                                    INCOME            SHARES         PER SHARE
                                                   (NUMERATOR)     (DENOMINATOR)        AMOUNT

Basic loss per share                                ($2,584)          15,463          ($0.17)
                                                                                       ======

Effect of dilutive securities:
 Stock options and warrants                              --               --
                                                     ------           ------

Diluted loss per share                              ($2,584)          15,463          ($0.17)
                                                    =======           ======           ======




                                                  FOR THE THREE MONTHS ENDED MARCH 31, 2000
                                                     INCOME         SHARES         PER SHARE
                                                    (NUMERATOR)  (DENOMINATOR)      AMOUNT


Basic earnings per share                             $   420         12,308          $0.03
                                                                                     =====

Effect of dilutive securities:
 Stock options and warrants                               --          4,047
                                                     -------         ------

Diluted earnings per share                           $   420         16,355          $0.03
                                                     =======         ======          =====


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